                                                Filed Pursuant to Rule 424(b)(3)
                                                           File Number 333-56004

Prospectus

                                 711,046 Shares

                              CISCO SYSTEMS, INC.

                                  Common Stock

     The 711,046 shares of our common stock offered by this prospectus were originally issued by us to the former shareholders of Netiverse, Inc. in connection with our acquisition of Netiverse, Inc. All of the shares may be resold from time to time by the holders of shares.

     The prices at which the shareholders may sell the shares will be determined by the prevailing market price for shares of our common stock or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

     Our common stock is quoted on The Nasdaq National Market under the symbol "CSCO." On March 20, 2001, the last sale price of our common stock as reported on The Nasdaq National Market was $19.0625.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTIONS ENTITLED "RISK FACTORS" IN THE DOCUMENTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ARE INCORPORATED BY REFERENCES IN THIS PROSPECTUS FOR CERTAIN RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                 The date of this prospectus is March 21, 2001.

                                TABLE OF CONTENTS


                                                            PAGE
                                                            ----
            Where You Can Find More Information...............1
            Incorporation of Certain Documents by Reference...1
            The Company.......................................2
            Plan of Distribution..............................2
            Selling Shareholders..............................5
            Use of Proceeds...................................6
            Legal Matters.....................................6
            Experts...........................................6

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at our web site at http://www.cisco.com and at the Securities and Exchange Commission's web site at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus except for any information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the time all of the securities offered by this prospectus are sold.

          (a) Our Annual Report on Form 10-K for the fiscal year ended July 29, 2000;

          (b) Our Quarterly Reports on Form 10-Q for the quarters ended October 28, 2000 and January 27, 2001;

          (c) Our Current Reports on Form 8-K filed on December 15, 1999 (as amended on Form 8-K/A filed on February 3, 2000 and on Form 8-K/A-1 filed on August 4, 2000), August 15, 2000, September 7, 2000, September 15, 2000, September 26, 2000, September 28, 2000, September 29, 2000, November 6, 2000, November 7, 2000, November 13, 2000, November 15, 2000, December 19, 2000, December 21, 2000, December 27, 2000, February 7, 2001, February 8, 2001, February 20, 2001 and February 27, 2001;

          (d) The description of our common stock contained in our registration statement on Form 8-A filed January 11, 1990, including any amendments or reports filed for the purpose of updating such description; and

          (e) The description of our preferred stock purchase rights, contained in our registration statement on Form 8-A filed on June 11, 1998, including any amendments or reports filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
        Investor Relations
        Cisco Systems, Inc.
        170 West Tasman Drive
        San Jose, CA 95134-1706
        408-526-4000

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this Prospectus.

                                  THE COMPANY

     Our principal executive offices are located at 170 West Tasman Drive, San Jose, California 95134-1706. Our telephone number is (408) 526-4000.

                              PLAN OF DISTRIBUTION

     We are registering all 711,046 shares on behalf of the selling shareholders. The selling shareholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus may sell the shares from time to time. The selling shareholders may also decide not to sell all the shares they are allowed to sell under this prospectus. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market prices, or in negotiated transactions. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

     - a block trade in which the broker-dealer so engaged will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

     - an exchange distribution in accordance with the rules of such exchange;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     - privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

     The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In such transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may loan or pledge shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the shares so pledged, pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares.

     The shares may be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act of 1934 and the associated rules and regulations under the Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933 upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     - the name of each such selling shareholder and of the participating broker-dealer(s);

     - the number of shares involved;

     - the price at which such shares were sold;

     - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

     - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     - other facts material to the transaction.

     We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                              SELLING SHAREHOLDERS

     The following table sets forth the number of shares owned by each of the selling shareholders. None of the selling shareholders has had a material relationship with us within the past three years other than as a result of the ownership of our common stock or other securities of ours or as a result of their employment with us as of the date of the closing of the acquisition of Netiverse, Inc. No estimate can be given as to the amount of our common stock that will be held by the selling shareholders after completion of this offering because the selling shareholders may offer all, some or none of their shares. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below.


                                                NUMBER OF                                 NUMBER OF
                                                 SHARES            PERCENT OF              SHARES
                                              BENEFICIALLY         OUTSTANDING          REGISTERED FOR
NAME OF SELLING SHAREHOLDER                      OWNED               SHARES              SALE HEREBY
------------------------------------------------------------------------------------------------------------
Cassidy Bridget A.                                2,202                  *                    2,202
Chanak, John A.                                  37,880                  *                   37,880
Chanak, Michael James                             1,761                  *                    1,761
Chou, Wesley S.                                   8,808                  *                    8,808
Colbert, Robert J.                                5,285                  *                    5,285
DeSantis Samuel R.                                  440                  *                      440
Egbert, Chandan                                  19,821                  *                   19,821
Farley, Rebecca                                  13,214                  *                   13,214
Fenton, John C.                                  24,665                  *                   24,665
Fredericks, Keith A.                              5,285                  *                    5,285
Han, xiaoping                                    17,618                  *                   17,618
Hayes, Kenneth A.                                 7,047                  *                    7,047
Hoch, Margot                                        991                  *                      991
Hubenthal, Mahlon                                 8,809                  *                    8,809
Knight, Joanne                                      590                  *                      590
LeRoy, Clinton                                      991                  *                      991
LeRoy, David J.                                  37,660                  *                   37,660
Majee, Sumandra                                   8,809                  *                    8,809
Marrero, Noel M.                                 12,333                  *                   12,333
Mathison, Paul T.                                 3,523                  *                    3,523
McCormack, Kathleen E.                            3,964                  *                    3,964
Metcalf, Jillian K                                4,404                  *                    4,404
Moen, Daniel G.                                   5,284                  *                    5,284
Nelson, Jeffrey                                     528                  *                      528
Nelson, Richard                                     528                  *                      528
Nelson, Teresa                                      528                  *                      528
Nelson, William M                                38,056                  *                   38,056
Nguyen, Anh Tien                                 17,618                  *                   17,618
Peterson, Gregg                                  17,618                  *                   17,618
Rao, Anantha                                        991                  *                      991
Rao, Gattupalli S.                               18,057                  *                   18,057
Rao, Nandini R.                                   3,523                  *                    3,523
Redmore, Josh                                       991                  *                      991
Redmore, Seth S.                                 37,660                  *                   37,660
Schoonmaker, Allen H.                             5,285                  *                    5,285
Sequoia Capital Entrepreneurs Fund               20,261                  *                   20,261
Sequoia Capital IX                              131,629                  *                  131,629
Sequoia Capital IX Principals Fund               24,296                  *                   24,296
Singh, Gururaj                                   88,093                  *                   88,093
Smith, Marshall                                     886                  *                      886
Strawn, Gary A.                                   7,047                  *                    7,047
Stuppi LLC                                       11,011                  *                   11,011
Truon, Hung Q.                                    4,404                  *                    4,404
Waterman, Alexander S.                           38,541                  *                   38,541
Waterman, Robert S.                                 660                  *                      660
Westphal, Christian J.                            6,166                  *                    6,166
Yim, Derrick                                      5,285                  *                    5,285
                                                -------                                     -------
                                                711,046                                     711,046

-------------------------
 *  Represents beneficial ownership of less than one percent.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling shareholders.


                                 LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

     Our consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended July 29, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     PricewaterhouseCoopers LLP ("PWC"), our independent accountants, has notified us that PWC is engaged in discussions with the Securities and Exchange Commission following an internal review by PWC, pursuant to an administrative settlement with the Securities and Exchange Commission, of PWC's compliance with auditor guidelines. PWC has advised us that we are one of the companies affected by such discussions. We are not involved in the discussions between the Securities and Exchange Commission and PWC and cannot predict the result of those discussions.

================================================================================

We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.




================================================================================

                               CISCO SYSTEMS, INC.



                                 711,046 SHARES
                                 OF COMMON STOCK



                                  ------------
                                   PROSPECTUS
                                  ------------






                                 March 21, 2001


================================================================================